Exhibit 99.1.3

SECOND AMENDMENT TO

PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of this 9th day of February, 2004 by and among THOMAS E. ROBINSON (“Robinson”), CROWN POINT, L.L.C., a Delaware limited liability company (the “Company”), CROWN POINT MANAGER, INC., a Maryland corporation (“CPM” and, collectively with Robinson, the “Seller”) and COPT ACQUISITIONS, INC., a Delaware corporation, or its permitted assigns (collectively the “Purchaser”).

RECITALS

A.                                   Seller and Purchaser are parties to a certain Purchase Agreement dated as of November 24, 2003, as amended by that certain First Amendment to Purchase Agreement dated January 8, 2004 (as amended, the “Agreement”), providing for the purchase of 100% of the membership interests in the Company, as more particularly described in the Agreement; and.

B.                                     Seller and Purchaser now desire to mutually amend and modify the Agreement as more particularly set forth in this Amendment.

NOW THEREFORE, for and in consideration of the mutual covenants of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties, and for the benefit which will inure to each party from the execution of this Amendment, Seller and Purchaser hereby agree to reinstate, amend and modify the Agreement as follows, with each reinstatement, amendment and modification to be effective as of the date above:

1.               Defined Terms.  Capitalized terms which are not otherwise defined in this Amendment shall have the same meanings ascribed to such terms in the Agreement.

2.               Resolution of Outstanding Contingency.  Notwithstanding anything to the contrary contained in that certain Letter Agreement dated January 8, 2004, the Closing is no longer contingent upon resolution of the brick water infiltration issue.  Seller has presented Purchaser with a proposal to resolve the water infiltration, and the parties have agreed that at Closing, Seller shall credit Purchaser with an amount equal to Sixteen Thousand Five Hundred Fifty and no/Dollars ($16,550.00).

3.               No Default.  Seller and Purchaser acknowledge that all of the covenants and obligations to be performed under the Agreement by each of them through the date of this Amendment have been performed and that no party is in default under the Agreement, or, to the extent any party has violated or failed to perform any covenant or obligation under the Agreement through the date of this Amendment, each party affected thereby hereby waives all claims and rights with respect thereto.  Seller and Purchaser stipulate and agree that, except as expressly modified and amended by this Amendment, the Agreement remains in full force and effect and is unmodified.

4.               Counterparts.  This Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Amendment.  To facilitate the execution and delivery of this Amendment, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date and year first above written.

SELLER:

CROWN POINT, L.L.C.
a Delaware limited liability company

By:

CROWN POINT MANAGER, INC.
a Maryland corporation

By:	/s/ Thomas E. Robinson
Thomas E. Robinson
President
Date:

/s/ Thomas E. Robinson
Thomas E. Robinson		(Date)

PURCHASER:

COPT ACQUISITIONS, INC.
A Delaware corporation

By:	/s/ Roger A. Waesche, Jr.
Roger A. Waesche, Jr.
Executive Vice President
	Date:	2/9/04